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                                                                   Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-92871 of Port Arthur Finance Corp. of our reports dated March 2, 2000, appearing in the Prospectus related to the consolidated financial statements of Port Arthur Coker Company L.P. and Subsidiary and Sabine River Holding Corp. and Subsidiaries, which are part of such Registration Statement.

We also consent to the use of our report dated February 16, 2000 relating to the consolidated financial statements of Clark Refining & Marketing, Inc. and Subsidiaries.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

April 14, 2000

/s/ Deloitte & Touche LLP